Exhibit 99.2

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), effective September 24, 2020 (the “Effective Date”), is made and entered into by and between DOLLAR GENERAL CORPORATION (the “Company”) and JASON S. REISER (the “Employee”). Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned to them in the Employment Agreement (as defined below).

WITNESSETH:

WHEREAS, the Company and the Employee have previously entered into an Employment Agreement by and between the Company and Employee dated April 1, 2018 (the “Employment Agreement”); and

WHEREAS, the Company and the Employee desire to amend the Employment Agreement solely to extend the Restricted Period by an additional six (6) months in consideration for a lump sum payment in cash of $1,582,646, less applicable withholdings, contingent upon the execution and effectiveness of the Release that is attached to and made a part of the Employment Agreement.

NOW, THEREFORE, for and in consideration of the premises, the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Employment Agreement as follows:

1.                 Paragraph 16.b.iv of the Agreement is hereby deleted in its entirety and replaced with the following:

“Restricted Period” shall mean two (2) years and six (6) months following Employee’s termination date.

2.                 In consideration of the foregoing amendment to Paragraph 16.b.iv, and contingent upon the execution and effectiveness of the Release that is attached to and made a part of the Employment Agreement, the Company agrees to pay to the Employee a lump sum cash payment of $1,582,646, less applicable withholdings (the “Extension Payment”) within thirty (30) days following the Effective Date. The Extension Payment is not being provided to the Employee in lieu of or as substitution for any other payment to which the Employee may be entitled under the Employment Agreement.

3.                 In all other respects, the Employment Agreement shall remain in full force and effect.

4.                 This Amendment may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original Amendment, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representative to execute this Amendment.

Witness:	/s/ Laura Rutledge	DOLLAR GENERAL CORPORATION
9/30/2020
		By:	/s/ Kathleen Reardon
		Name:	Kathleen Reardon
		Title:	EVP, CPO
Date:	9/30/2020
“EMPLOYEE”

/s/ Jason S. Reiser
Jason S. Reiser
Date:	9/30/2020

		Witnessed By:	/s/ Jeni M. Reiser
Date:	9/30/2020	Name:	Jeni M. Reiser